Exhibit 21.01

SUBSIDIARIES

NAME OF THE SUBSIDIARY	STATE OF INCORPORATION
Adesso-Madden, Inc.	New York
Big Buddha, Inc.	California
Cejon, Inc.	New Jersey
Daniel M. Friedman & Associates, Inc.	New York
Diva Acquisition Corp.	Delaware
Steven Madden Retail, Inc.	Delaware
Stevies, Inc.	Delaware
The Topline Corporation	Washington
SML Holdings S.a.r.l	Luxembourg
SML Canada Acquisition Corp.	Canada
Dolce Vita Holdings, Inc.	Washington
Madden International Ltd.	Hong Kong
Trendy Imports S.A. de C.V.	Mexico
Comercial Diecesiette S.A. de C.V.	Mexico
Maximus Designer Shoes	Mexico
BA Brand Holdings LLC	New York
BAI Holding, LLC	New York